SCHEDULE 14C

(RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐	Definitive Information Statement

Datrek Miller International, Inc.
(Name of Registrant As Specified in Charter)

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Datrek Miller International, Inc.

835 Bill Jones Industrial Drive

Springfield, Tennessee 37172

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

GENERAL

This Information Statement is being furnished to the stockholders of Datrek Miller International, Inc., a Florida corporation (the “Company”), in lieu of an Annual Meeting in connection with the following proposals (the “Proposals”):

1.	To approve an amendment to the Company’s Articles of Incorporation increasing the amount of shares of preferred stock authorized for issuance (the “Amendment”);

2.	To approve an amendment to the Company’s Articles of Incorporation changing the name of the Company from Datrek Miller International, Inc. to ForeFront Holdings, Inc. (the “Name Change”); and

3.	To increase the number of shares of common stock available under the 2005 Management and Director Equity Incentive and Compensation Plan to 1,000,000 shares.

This Information Statement is being sent in lieu of a special meeting. The Company has adopted the Proposals by the written consent of stockholders holding a majority of the voting power of the Company.

The Company’s Board of Directors approved and recommended, pursuant to a written consent dated June 20, 2006, that the Proposals be accepted. The Company’s stockholders holding a majority of the voting power of the Company approved the Proposals, pursuant to a written consent dated June 20, 2006. The proposed Amendment and Name Change will become effective upon the filing of the Amendment with the Secretary of State of the State of Florida. The Company anticipates that the filing of the Amendment will occur on or about July 24, 2006 (the “Effective Date”). If the Proposals were not adopted by written consent, it would have been required to be considered by the Company’s stockholders at a special or annual stockholders’ meeting convened for the specific purpose of approving the Proposals.

The elimination of the need for a special or annual meeting of stockholders to ratify or approve the Proposals is authorized by Section 607.0704 of the Florida Business Corporation Act

(the “FBCA”) and Article II, Section 6 of the Company’s Bylaws, which provides that the written consent of stockholders holding at least a majority of the voting power may be substituted for such a special or annual meeting. In order to eliminate the costs and management time involved in holding a special or annual meeting and in order to effect or ratify the Proposals as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to utilize the written consent of stockholders holding a majority of the voting power of the Company.

Stanford International Bank Limited (“Stanford”) beneficially owns 4,230,000 shares of common stock and 3,575,000 shares of preferred stock of the Company, representing approximately 71.9% of the voting power of the Company, gave its written consent to the Proposals described in this Information Statement on June 20, 2006. The affirmative consent of Stanford represents approval of the Proposals by the holders of an aggregate of approximately 71.9% of the Company’s voting power. It is proposed that this Information Statement will be first sent to the stockholders on or about July 5, 2006. The record date established by the Company for purposes of determining the number of outstanding shares of common stock the Company, and thus the voting power, is June 20, 2006 (the “Record Date”).

The Company is distributing this Information Statement to its stockholders in full satisfaction of any notice requirements it may have under the FBCA. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the FBCA are afforded to the Company’s stockholders as a result of the adoption of the Proposals.

OUTSTANDING VOTING STOCK OF THE COMPANY

As of the Record Date, there were 6,608,239 shares of common stock outstanding. Each share of common stock entitles the holder thereof to one vote on all matters submitted to stockholders. Stanford has voted an aggregate 4,230,000 shares of common stock in favor of the Proposals.

As of the Record Date, there were 3,575,000 shares of preferred stock outstanding all of which are owned by Stanford. Each share of preferred stock entitles the holder thereof to one-half vote on all matters submitted to stockholders. Stanford has all of the shares of preferred stock in favor of the Proposals.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the Record Date, with respect to (1) each person known by us to be the beneficial owner of more than 5% of our common stock; (2) each of our executive officers and directors; and (3) all of our directors, executive officers and designated stockholders as a group. Beneficial ownership includes any securities that a person has a right to acquire within 60 days from options, warrants, conversion or similar obligations. The total amount of common stock issued and outstanding is 6,608,239 on the Record Date. Unless otherwise indicated, the business address of each person listed is 835 Bill Jones Industrial Drive, Springfield, TN 37172.

Name	Shares Beneficially Owned	Percent of Shares Outstanding
Stanford International Bank Ltd. (1)(2)	6,073,750	71.9%
Ryan Holdings, Inc.(3) (f/k/a Datrek Professional Bags, Inc.)	1,100,000	16.6
Michael S. Hedge	1,500	*
J. Max Waits	—	*
Randall J. Frapart	—	*
Osmo A. Hautanen	12,376	*
Richard M. Gozia	12,876	*
Christopher J. Holiday	12,376	*
Deborah Ryan (3)	—	*
Dennis Ryan (3)	—	*
All executive officers, directors and designated stockholders as a group (10 persons)	7,131,128	85.2%

*	Less than 1%.
(1)	Based on 8,451,989 shares of our issued and outstanding common stock (assuming conversion of all preferred stock and unexercised warrants) at the Record Date.
(2)	Beneficial stockholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056. Includes 500,000 shares of common stock issuable upon the conversion of series A preferred stock, 1,287,500 shares of common stock issuable upon conversion of series B preferred stock and 56,250 shares of common stock issuable upon exercise of warrants.
(3)	Does not include 1,100,000 shares of common stock owned by Ryan Holdings, Inc. Ryan Holdings, Inc. is owned by Dennis and Deborah Ryan.

Proposal 1

AMENDMENT TO ARTICLES OF INCORPORATION

INCREASING AMOUNT SHARES OF PREFERRED STOCK

AUTHORIZED FOR ISSUANCE

Generally

On November 30, 2005, we entered into a Preferred Stock Purchase Agreement (the “Purchase Agreement”) with Stanford International Bank Ltd., our principal stockholder. The Purchase Agreement provides for purchases at any time within two years from the date of the Purchase Agreement of up to an aggregate of 2,000,000 shares of our Series B Convertible Preferred Stock (the “Preferred Stock”) at a purchase price of $4.00 per share of Preferred Stock or $8,000,000 and issuance of 5-year warrants to purchase up to 1,200,000 shares of the Company’s common stock at an exercise price of $0.001 per share (the “Warrants”) in various installments, in order to provide the Company with funds for acquisitions and working capital, subject to Stanford’s approval of each transaction in its sole discretion.

In addition, the Purchase Agreement granted Stanford the right to purchase an additional 250,000 shares of parity Series C Preferred Stock, when authorized by the Company, and warrants to purchase an additional 150,000 shares of our Common Stock for an aggregate purchase price of $1,000,000 on the same terms and conditions set forth in the Purchase Agreement.

On June 20, 2006, our Board of Directors voted unanimously to authorize and recommend that our stockholders approve a proposal to increase the amount of shares of preferred stock (the “Preferred Stock”) available for issuance to 25,000,000 shares of Preferred Stock by amending our Articles of Incorporation (the “Amendment”). On June 20, 2006, stockholders holding a majority of our issued and outstanding common stock approved by written consent the adoption of the Amendment. The form of the Amendment is attached to this Information Statement as Exhibit A.

The Company proposes to utilize the shares of authorized Preferred Stock provided for in the Amendment, from time to time, as the need may arise, in connection with future opportunities for expanding the Company’s business through investments or acquisitions, equity financing and for other purposes. A portion of these shares of Preferred Stock are to be used in connection Stanford’s right to purchase an additional 250,000 shares of Preferred Stock under the Purchase Agreement.

Authorized but unissued shares of the Preferred Stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s stockholders, except as otherwise required by applicable corporate law or stock exchange policies. Except with respect to the shares of Preferred Stock issuable to Stanford under the Purchase Agreement (as described above), the Company has no current plans and does not intend to issue any additional shares of Preferred Stock at this time.

The increase in the amount of shares of Preferred Stock authorized for issuance will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us or proportionate voting power, unless and until shares of Preferred Stock authorized through the Amendment are issued.

The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock, adopted by our Board of Directors pursuant to the authority granted in this amendment

Anti-Takeover Provisions

Certain provisions of our Articles of Incorporation, as amended, regarding the Preferred Stock may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Despite our belief as to the benefits to our shareholders of these provisions, these provisions may also have the effect of discouraging a future takeover attempt, but pursuant to which the shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Company’s Board of Directors and management more difficult and may tend to stabilize the Company’s stock price, thus limiting gains which might otherwise be reflected in price increases due to a potential merger or acquisition. The Board of Directors, however, has concluded that the potential benefits of these provisions outweigh the possible disadvantages.

Manner of Effecting the Amendment

The increase in the amount of shares of Preferred Stock available for issuance will be effected by the filing of the Articles of Amendment to our Articles of Incorporation with the Secretary of the State of Florida. The Amendment will become effective on the Effective Date.

No Rights of Appraisal

Under the Laws of Florida, our dissenting stockholders are not entitled to appraisal rights with respect to the Amendment, and we will not independently provide our stockholders with any such right.

Proposal 2

AMENDMENT TO ARTICLES OF INCORPORATION

CHANGING CORPORATE NAME

On June 20, 2006, our Board of Directors unanimously executed a written consent authorizing and recommending that our stockholders approve a proposal to affect the Name Change. Concurrently, Company stockholders holding a majority of the voting power of the Company executed a written consent authorizing and approving the proposal to affect the Name Change. The Name Change will become effective upon filing of the Amendment to our Articles of Incorporation with the Florida Secretary of State, but our Board of Directors reserves the right not to make such filing if it deems it appropriate not to do so.

Purpose of the Proposed Name Change

The Board believes that the new name, ForeFront Holdings, Inc., will reflect our current business strategy and product and service offerings. Our Board believes that the new name will promote public recognition and more accurately reflect our intended business focus.

Proposal 3

PROPOSAL TO INCREASE THE NUMBER OF SHARES OF

COMMON STOCK AVAILABLE UNDER THE 2005 MANAGEMENT

AND DIRECTOR EQUITY INCENTIVE AND COMPENSATION PLAN

TO 1,000,000 SHARES

Generally.

Pursuant to a written consent, the Company’s Board of Directors and a majority of the Company’s shareholders approved an amendment to the Company’s 2005 Management and Director Equity Incentive and Compensation Plan (the “Plan”) increasing the number of shares of Common Stock issuable under the Plan upon exercise of options granted to the Company’s employees, directors and advisors from 500,000 shares to 1,000,000 shares (the “Stock Option Plan Amendment”). A copy of the Plan may be obtained from the Corporate Secretary at the Company’s offices at 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172.

The purpose of the Plan is to advance our interests and those of our stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

Our Board of Directors cannot predict what effect, if any, the Stock Option Plan Amendment will have on the market price of our Common Stock.

A Description of the Plan.

At the Record Date we had 447,750 outstanding options under the Plan. Our Board of Directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

Awards may be made under the Plan in the form of Plan options, shares of our Common Stock subject to a vesting schedule based upon certain performance objectives (“performance shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the IRS Code, or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our Common Stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than ninety percent (90%) of the fair market value of the underlying shares on the date of such grant.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our Common Stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

•	cash, or

•	delivery of unrestricted shares of our Common Stock having a fair market value on the date of delivery equal to the exercise price, or

•	surrender of shares of our Common Stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or

•	a combination of the foregoing methods.

All Plan options are non-assignable and non-transferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the Board of Directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder’s spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee’s employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee’s death. If the optionee’s employment, membership on the Board of Directors or engagement as a consultant terminates by reason of the optionee’s retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the IRS Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

At the time of the restricted share grant, the Board of Directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

At the time of the award of performance shares, the Board of Directors shall establish a range of performance goals to be achieved during the performance period, including, without limitation, earnings, return on capital, or any performance goal approved by our stockholders in accordance with Section 162(m) of the IRS Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for difference performance periods and need not be the same for each participant receiving an award during a performance period.

If the participant’s employment by us, membership on our Board of Directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant’s death, retirement or disability, the Board of Directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant’s employment, board membership or consulting engagement continued to the end of the performance period. If the participant’s employment, board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

Notwithstanding the foregoing, but subject to any stockholder approval or other requirements of Section 162(m) of the IRS Code, the Board of Directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

•	the fair market value of the number of shares subject to the performance shares agreement on the date of award, or

•	part or all of any increase in the fair market value since such date, or

•	part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or

•	any other amounts which in the board’s sole discretion are reasonably related to the achievement of the applicable performance goals, or

•	any combination of the foregoing.

The purchase price for restricted shares or performance shares granted under the Plan shall be set by the Board of Directors but may not be less than par value. Payment of the purchase price for the restricted shares or performance share may be made in either,

•	cash, or

•	by delivery of unrestricted shares of our Common Stock having a fair market value on the date of such delivery equal to the total purchase price, or

•	a combination of either of these methods.

The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a stockholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

We have an option to purchase any shares of our Common Stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our Board of Directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total stockholder’s equity divided by the total outstanding shares of our Common Stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we much close the transaction within 20 days from the termination date. At closing, we are entitled to delivery a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

We also have a right of first refusal to meet the offer if the holder of any shares of our Common Stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

The Board of Directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

•	increases the total number of shares subject to the Plan or changes the minimum purchase price therefore (except in either case in the event of adjustments due to changes in our capitalization), or

•	affects outstanding Plan options or any exercise right thereunder, or

•	extends the term of any Plan option beyond 10 years, or

•	extends the termination date of the Plan.

Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate 10 years from the date of the Plan’s adoption by our stockholders. Any such termination of our Plan shall not affect the validity of any Plan options previously granted thereunder.

Federal Income Tax Effects.

The following discussion applies to our Plan and is based on federal income tax laws and regulations in effect on December 31, 2005. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his or her own tax adviser.

Our Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the IRS Code.

An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of Common Stock received upon exercise of the incentive stock option over the option exercise price is an item of tax preference under Section 57(a)(3) of the IRS Code and may be subject to the alternative minimum tax imposed by Section 55 of the IRS Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive stock option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive stock option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements (“Disqualifying Disposition”), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive stock option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his or her return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive stock option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired Common Stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the Common Stock is issued to the employee upon exercise of the incentive stock option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of Common Stock under Section 16 of the Securities Exchange Act of 1934, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the Common Stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is “transferable” or is not subject to a “substantial risk of forfeiture.” A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

Restrictions Under Federal Securities Laws.

The sale of our Common Stock issuable upon pursuant to our Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater stockholders, as well as certain other persons or parties who may be deemed to be “affiliates” of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 promulgated under the Securities Act or other applicable exemption. Our officers, directors and 10% and greater stockholders may also be subject to the “short swing” profit rule of Section 16(b) of the Securities Exchange Act of 1934.

Reasons for Adoption of the Stock Option Plan Amendment.

As of the Record Date, options for 447,750 shares of Common Stock have been granted pursuant to the Plan. Upon the effectiveness of the Stock Option Plan Amendment, we expect to grant options to purchase 220,000 shares of our Common Stock to key employees. If the Stock Option Plan Amendment was not adopted, the Company would be limited in ability to grant additional options under the Plan which could adversely affect its ability to attract and retain qualified personnel. The potential benefit to be received from a Plan option is dependent on increases in the market price of the Common Stock. The ultimate dollar value of the Plan options that have been or may be granted under the Plan is not currently ascertainable. On the Record Date the closing price of the Company’s Common Stock as reported on the OTC Bulletin Board was $1.50.

No Dissenter’s Rights.

Under Florida law, shareholders are not entitled to dissenter’s rights of appraisal with respect to the Stock Option Plan Amendment to increase the number of shares of Common Stock of the Company issuable upon the exercise of options granted under the Plan.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 and Quarterly Report on Form 10-QSB for the quarter ended April 1, 2006 have been incorporated herein by this reference. The inclusion of these filings in this Information Statement is intended to satisfy the requirements of Item 13. “Financial and Other Information” of Schedule 14A. All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Information Statement shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

For each other document incorporated herein, you may request a copy of these filings (other than an exhibit to any of these filings unless we have specifically incorporated that exhibit by reference into this filing), at no cost, by writing or telephoning us at the following address:

Datrek Miller International, Inc.

835 Bill Jones Industrial Drive

Springfield, Tennessee 37172

(800) 343-1000

Attention: Randall Frapart

We will provide such requested copies by first class mail or other equally prompt means within one business day or such request.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Information Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael S. Hedge
Michael S. Hedge
Chief Executive Officer

EXHIBIT A

ARTICLES OF AMENDMENT OF THE

ARTICLES OF INCORPORATION

OF

DATREK MILLER INTERNATIONAL, INC.

It is hereby certified that:

1.	The name of the corporation (hereinafter the “Corporation”) is Datrek Miller International, Inc.

2.	The Articles of Incorporation of the Corporation are hereby amended by deleting Article I in its entirety and by substituting in lieu of said Article the following new Article:

“ARTICLE I-NAME

The name of this Corporation is ForeFront Holdings, Inc. Its principal office address and business mailing address is 835 Bill Jones Industrial Drive, Springfield, Tennessee 37172, Attention: Michael S. Hedge.”

3.	The Articles of Incorporation of the Corporation are hereby amended by deleting Article III in its entirety and by substituting in lieu of said Article the following new Article:

“ARTICLE III

CAPITAL STOCK

The aggregate number of shares of all classes of capital stock which the Corporation shall have authority to issue is 525,000,000 non-assessable shares, 500,000,000 of which shall be of a class designated as common stock (the “Common Stock”) with a par value of $0.001 per share, and 25,000,000 shares of which shall be of a class designated as preferred stock (the “Preferred Stock”) with a par value of $0.001 per share. The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock, adopted by the Board of Directors pursuant to the authority granted in this amendment.

The Common Stock shall have unlimited voting rights provided in the Florida Business Corporation Act. None of the shares of the Corporation shall carry with them the pre-emptive right to acquire additional or other shares of the Corporation. There shall be no cumulative voting of shares.”

4.	The foregoing Articles of Amendment to the Articles of Incorporation were adopted pursuant to Sections 607.0821 and 607.1003 of the Florida Business Corporation Act by the Board of Directors and the holders of a majority of the Company’s issued and outstanding shares of capital stock entitled to vote on the matter by joint written consent dated June 20, 2006. Therefore, the number of votes cast was sufficient for approval.

Signed on                 , 2006.

DATREK MILLER INTERNATIONAL, INC.

By:
Michael S. Hedge
Chief Executive Officer